Exhibit 4.38

Conditional Share Subscription Agreement

By and between

China United Network Communications Limited

and

Suqian Jingdong Sanhong Enterprise Management Center (Limited Partnership)

August 2017

This conditional share subscription agreement (“this Agreement”) was made as of August 16, 2017 by and between:

Party A: China United Network Communications Limited (“Issuer”)

Registered address: ***

Legal representative: ***

Party B: Suqian Jingdong Sanhong Enterprise Management Center (Limited Partnership) (“Subscriber”)

Registered address: ***

Representative appointed by executive partner: ***

(Collectively referred to as the “Parties” and individually referred to as a “Party”)

WHEREAS:

Party A intends to issue A shares through a non-public offering. Party B intends to subscribe such shares in accordance with this Agreement, and Party A agrees to issue such shares to Party B in accordance with this Agreement.

NOW THEREFORE, the Parties enter into this conditional share subscription agreement in accordance with laws and regulations such as the Company Law of the People’s Republic of China, the Securities Law of the People’s Republic of China and the Contract Law of the People’s Republic of China, as well as regulatory documents issued by Chinese authority competent for securities regulation and administration.

Chapter I Definitions

Unless otherwise stated herein, the following terms shall have the meaning assigned to them herein:

“A share” shall mean the common stock issued by Party A, dominated in RMB and having par value of RMB 1.00 when such stock is traded in RMB on the exchange.

“This issuance” shall mean that Party A proposes to issue A shares to Party B and any other particular object through a non-public offering.

“Ending date of issuance” shall mean the date on which shares offered in this issuance are registered in the name of the subscriber with the Shanghai Branch of China Securities Depository and Clearing Corporation Limited.

“Signing date” shall mean the date on which the Parties sign this Agreement, which shall be the date written on the first page hereof.

“Effective date” shall mean the effective date of this Agreement, which shall be determined under paragraph 7.1 hereof.

“Payment date” shall mean the date on which Party B pays Party A the subscription price under paragraph 2.4.1 hereof.

“Pricing benchmark date” shall mean the date on which Party A announces its resolution of board of directors in connection with this issuance.

“China” shall mean the People’s Republic of China, and excludes Hong Kong, Macao and Taiwan regions for the purpose of this Agreement.

“CSRC” shall mean China Securities Regulatory Commission.

“SASAC” shall mean State-owned Assets Supervision and Administration Commission of the State Council.

“Exchange or SSE” shall mean Shanghai Stock Exchange

“SDCC” shall mean Shanghai Branch of the China Securities Depository and Clearing Corporation Limited.

“Business day” shall mean any day other than holiday or rest day specified by the government.

“Deposit interest” shall mean the interest on the deposit, which is calculated at the demand deposit interest rate of the bank over the same period, for the period from the date on which the deposit paid by Party B under paragraph 2.5.1 hereof is paid into the deposit account of Party A to either of (i) the date on which the subscription price is offset under paragraph 2.5.3 hereof; or (ii) the date on which Party A refunds the deposit to Party B under paragraphs 2.5.3 or 2.5.4 hereof.

“RMB” shall mean Renminbi.

Chapter II Subscription

2.1                  Subscription method and number of subscribed shares

Party B intends to subscribe 732,064,421 A shares under this issuance with par value of RMB 1.00 in cash. If SASAC, CSRC, or the board of directors or shareholders’ meeting of the Issuer adjusts the number of shares under this issuance, the number of shares to be subscribed by Party B may be accordingly adjusted, provided that the Parties shall execute a written supplementary agreement through negotiations.

In the event that Party A, for the period from the pricing benchmark date to the ending date of issuance, engages in ex-dividend and ex-right conducts such as declaration and payment of share dividends, conversion into share capital or allotment of shares, the number of shares to be subscribed as mentioned above shall be adjusted in such way that the percentage of the number of shares held by Party B in Party A to the number of all outstanding shares of Party A remains unchanged after completion of this issuance.

2.2                  Subscription price and pricing method:

The pricing benchmark date on which Party A issues A shares to Party B shall be the date on which Party A announces its resolution of board of directors in connection with this issuance. The price at which Party B subscribes a share shall not be less than 90% of the traded average price of shares of Party A over the 20 trading days before the pricing benchmark date, and the final subscription price is determined to be RMB 6.83 per share. The traded average price of shares of Party A over the 20 trading days before the pricing benchmark date shall be calculated according to the following formula: Traded average price of shares of Party A over the 20 trading days before the pricing benchmark date = aggregate price of shares of Party A that are traded over the 20 trading days before the pricing benchmark date/aggregate number of shares of Party A that are traded over the said 20 trading days before the pricing benchmark date. The total subscription price Party B shall pay for the subscribed shares (“Subscription Price”) shall be calculated as follows: subscription price per share x the number of subscribed shares, i.e. RMB 4,999,999,995.43.

If SASAC, CSRC, or the board of directors or shareholders’ meeting of the Issuer adjusts the subscription price per share or pricing method of shares under this issuance, the Parties shall negotiate price or pricing method for the subscription contemplated hereunder as soon as possible, and the price or pricing method of shares to be subscribed by Party B may be accordingly adjusted, provided that the Parties shall execute a written supplementary agreement through negotiations.

Notwithstanding the forgoing, if Party A, for the period from the pricing benchmark date to the ending date of issuance, engages in ex-dividend and ex-right conducts such as declaration and payment of cash dividends or share dividend, conversion into share capital or allotment of shares, the said subscription price per share shall be adjusted according to the following formula:

In case of declaration or payment of share dividends or conversion of capital reserve into share capital: P1 = P0/(1 + n);

In case of allotment of shares: P1 = (P0 + A x k)/(1 + k);

In case of combination of the above two items: P1 = (P0 + A x k)/(1 + n + k);

In case of declaration and payment of cash dividends: P1 = P0-D;

In case of combination of the above three items: P1 = (P0-D + A x k)/(1 + n + k).

where, P0 represents the valid subscription price per share prior to adjustment, n the percentage of issued bonus share or percentage of converting share capital, k allotment rate, A allotment price, D cash dividend per share that is paid, and P1 the valid subscription price per share after adjustment.

2.3                  Lock-up period:

Party B undertakes that it shall not assign, directly or indirectly, A shares subscribed by Party B under this issuance, and shares held by Party B in Party A as a result of Party A’s declaration and payment of share dividends or share capital conversion on the basis of A shares subscribed by Party B under this issuance, within 36 months from the ending date of issuance. Upon expiration of such lock-up period, any assignment of shares subscribed by Party B shall also comply with the relevant laws, regulations and regulatory documents.

2.4                  Payment method:

2.4.1        After this agreement comes into force, and provided that representation, warranty and undertaking made by Party A in paragraph 3.2 are authentic and accurate in all material aspects as of the payment date, Party B shall, within 10 business days upon receipt of payment notice of Subscription Price from Party A, transfer full Subscription Price  (amount after deduction of deposit paid by Party B if Party B opts to offset the deposit against the subscription price under paragraph 2.5.3 hereof) into the account designated by the sponsor (lead underwriter). The sponsor (lead underwriter) shall, after capital verification and deduction of the relevant charges, transfer the remaining subscription price into the special account for raised fund designated by Party A.

2.4.2        If Party B predicts that it cannot fully pay the Subscription Price within the payment period, it shall immediately notify Party A. Where Party B fails to fully pay the Subscription Price within the payment period, Party A is entitled to determine to disqualify Party B for subscribing the whole or any part of shares covered by this issuance. If Party A determines to thoroughly disqualify Party B for the subscription, it may terminate this Agreement, and shall otherwise dispose of shares subscribed by Party B under paragraph 2.1 hereof, in which case the portion of subscription price paid by Party B (if any), after offset against the liquidated damages under paragraph 6.4 hereof, shall be refunded (without interest); and if Party A determines to partially disqualify Party B for the subscription, Party B shall be deemed to automatically waive the right to subscribe the shares related to the unpaid subscription price, in which case Party A has the right to otherwise dispose of such shares. In any of circumstances mentioned in the preceding sentence, Party B shall bear liability for breach of contract in accordance with paragraph 6.3 hereof.

2.5                  Deposit

2.5.1        The Parties agree that Party B shall, within 10 business days upon the signing date, pay the deposit equal to five percent of aggregate Subscription Price hereunder (i.e. RMB 249,999,999.78) to the following deposit account:

Account name:	***
Account number:	***
Opening bank:	***

2.5.2        In the event that Party B fails to fully pay the deposit within the period set out in paragraph 2.5.1, and still fails to make such payment within 2 business days after written notice from Party A, Party A has the right to terminate this Agreement, disqualify Party B for subscription, and collect liquidated damages equal to ten percent of the aggregate Subscription Price from Party B.

2.5.3        For the paid deposit, the Parties agree that Party B has the option to either (1) apply such deposit to offset subscription price payable by Party B, in which case Party A shall, within 5 business days after Party B fully pays the remaining subscription price under paragraph 2.4.1, refund interest on such deposit to Party B; or (2) fully pay the subscription price under paragraph 2.4.1, in which case Party A shall, within 5 business days after such payment, refund such deposit and its interest to Party B. If Party B fails to fully pay the subscription price within the payment period, and Party A determines to wholly or partially disqualify Party B for subscription pursuant to paragraph 2.4.2, Party A shall refund deposit paid by Party B and interest on such deposit to Party B after being offset against the liquidated damages under paragraph 6.4 hereof.

2.5.4        Where this Agreement is terminated under paragraph 7.2 hereof, Party A shall, within 5 business days upon such termination, refund principal of deposit received from Party B and interest thereon unless the deposit and its interest are applied to offset liquidated damages payable by Party B pursuant to paragraph 6.4 hereof.

Chapter III Representation, warranty and undertaking

3.1                  On the signing date, effective date and payment date, Party B respectively represents, warrants and undertakes to Party A as follows:

3.1.1        Party B is lawfully incorporated and validly exists under the laws of China, and holds a valid business license.

3.1.2        Party B owns any necessary corporate power and authority for executing this Agreement and fulfilling its obligations hereunder. In connection with subscription of shares covered by this issuance contemplated hereunder, Party B has, on the signing date, obtained any and all internal valid approvals required for executing and performing this agreement and effecting the subscription in accordance with its relevant internal rules and regulations.

3.1.3        There is no pending suit, action or legal proceeding against Party B which has a material adverse effect on its execution or performance of this agreement or obligations set out in this Agreement.

3.1.4        This Agreement shall, upon execution by Party B and effecting, shall be lawful and valid for, binding upon and enforceable against Party B.

3.1.5        A valid power of attorney or legal representative has proved that any person who signs this agreement for and on behalf of Party B has been fully authorized to execute this agreement for and on behalf of Party B.

3.1.6        Execution and performance of this Agreement will not conflict with or result in any violation of the following documents, or give rise to termination or cancellation of obligation of any third party, or accelerated exercise of right by any third party:

(1)                    constitutional documents of Party B;

(2)                    any material contract or agreement to which Party B is a party or which is binding upon Party B or its assets;

(3)                    any law of China applicable to Party B.

3.1.7        Financial capability of Party B is sufficient to fulfill its obligation of payment of subscription price hereunder.

3.1.8        Representations, warranties and undertakings made by Party B in this Agreement, and undertakings made by Party B in the Letter of Commitment and Letter of Commitment Regarding Funds for Subscription Party B issues to Party A for the purpose of subscription of shares under this issuance are authentic and correct as of the signing date, and remain authentic and correct as of the effective date and payment date.

3.1.9        Party B undertakes and agrees that Party B shall fully pay the funds for subscription under this issuance in accordance with paragraph 2.4.1 hereof.

3.1.10               Party B undertakes that it shall notify Party A immediately after it is or should be aware of (i) any significant event that occurs to Party B and is connected with Party B’s information disclosed in the proposal for this issuance of Party A, or (ii) any event, circumstance and fact that may result in Party B’s breach of any representation, warranty or undertaking it makes hereunder or may cause any such representation, warranty or undertaking to be untrue in any material aspect.

3.1.11               Party B undertakes that any material Party B provides for Party A in the course of negotiation and consultation in connection with execution of this Agreement is authentic and accurate in any and all material aspects and does not contain any false record, misleading statement or significant omission.

3.1.12               Party B undertakes that it will coordinate with Party A and the sponsor in connection with application for the issuance, and that subject to necessary internal approval of Party B, it will provide the relevant materials promptly as required by the CSRC, SSE and SDCC.

3.2                  On the signing date, effective date and payment date, Party A respectively represents, warrants and undertakes to Party B as follows:

3.2.1        Party A is a corporate lawfully incorporated and validly existing under the laws of China, holds a valid business license and any qualification certificate that are necessary for business operation as explicitly provided by the laws and regulations, has not engaged in any illegal event influencing operation of the company since its date of incorporation, and possess the status of entity issuing shares through non-public offering as set forth in the laws, regulations, rules and regulatory documents currently in force.

3.2.2        Unless conditions to be satisfied as agreed herein, Party A owns any necessary corporate power and authority for executing this Agreement and fulfilling its obligations hereunder, and in connection with subscription of shares covered by this issuance contemplated hereunder, Party A, on the signing date, has obtained or will obtain any and all internal valid approvals required for executing and performing this agreement and effecting this issuance in accordance with its relevant internal rules and regulations.

3.2.3        There is no pending suit, action or legal proceeding against Party A which has a material adverse effect on (1) its execution and performance of this Agreement or obligations set forth herein; or (2) its business operation.

3.2.4        This Agreement shall, upon execution by Party A and effecting, be lawful and valid for, binding upon and enforceable against Party A.

3.2.5        A valid power of attorney or legal representative has proved that any person who signs this agreement for and on behalf of Party A has been fully authorized to execute this Agreement for and on behalf of Party A.

3.2.6        Execution and performance of this Agreement will not conflict with or result in any violation of the following documents, or give rise to termination or cancellation of obligation of any third party, or accelerated exercise of right by any third party:

(1)                    constitutional documents of Party A;

(2)                    any material contract or agreement to which Party A is a party or which is binding upon Party A or its assets;

(3)                    any law of China applicable to Party A.

3.2.7        Shares covered by this issuance are shares listed and traded on SSE, and unless otherwise agreed herein, such shares are free from any pledge and any other security right and also not subject to right restrictions such as third-party right of first refusal and freezing. As of the ending date of issuance, unless otherwise provided by laws or unless restrictions explicitly agreed herein, Party B shall own the full and complete title of shares it actually subscribes.

3.2.8        Audited consolidated balance sheets that have been disclosed by Party A for the three fiscal years as of December 31, 2014, December 31, 2015 and December 31, 2016, and the audited consolidated profit statement and cash flow related thereto (including the corresponding notes and schedules): (i) are prepared in accordance with accounting standards of China that are constantly applicable, and (ii) fairly present the company’s consolidated financial position, operational results and cash flow as of the date of statement or for the period covering the date of statement in all material aspects.

3.2.9        Party A and, to reasonable knowledge of Party A, directors, supervisors and officers of Party A, comply with applicable laws and regulations of China currently in force in connection with bribery or corruption.

3.2.10               Since its incorporation, Party A has been complying with current laws and regulations of China in connection with tax in all material aspects, and its business operation has never suffered from material adverse effect as a result of its overdue payment of tax.

3.2.11               As of December 31, 2016, no event, change or circumstance that would exert material adverse influence on Party A has occurred to Party A, and Party A has been normally carrying on its businesses in all material aspects.

3.2.12               Party A has complied with applicable laws and regulations in connection with disclosure of information in all material aspects, and information Party A has disclosed is true and accurate, and free from false record, misleading statement or significant omission.

3.2.13               Party A undertakes that any material Party A provides for Party B in the course of negotiation and consultation in connection with execution of this Agreement is authentic and accurate and does not contain any false record, misleading statement or significant omission.

3.2.14               Representations, warranties and undertakings made by Party A in this Agreement are authentic and correct as of the signing date, and remain authentic and correct as of the effective date and payment date.

3.2.15               Party A shall, after Party B pays the subscription price agreed herein, and through the security registration system of SDCC, register the shares Party B actually subscribes in the name of Party B to realize the delivery, in accordance with procedures of CSRC, SSE and SDCC. Upon completion of this issuance, Party B will be entitled to the complete shareholder’s right under such shares, and no encumbrance or restriction has been created onto such right (unless otherwise provided by the laws and regulations or unless otherwise stated herein).

3.2.16               Unless otherwise stated herein, if Party A, after 30 business days upon receipt of subscription price from Party B, fails in this issuance, and it has registered those shares actually subscribed by Party B in the name of Party B, Party A shall fully refund subscription price then already paid by Party B, and such subscription price shall bear interest at demand deposit interest rate of the bank over the same period from the date on which Party A actually receives such price.

3.2.17               Party A shall promptly notify Party B of the following circumstances in writing: (i) any event, circumstance and fact that may result in Party A’s breach of any representation, warranty or undertaking it makes hereunder or may cause any such representation, warranty or undertaking to be untrue in any material aspect, and (ii) any fact, change, condition and circumstance which is known by Party A and will give rise to, or on the basis of reasonable anticipation, is very likely to result in failure to satisfy any condition set out in paragraph 7.1 hereof.

Chapter IV Settlement of dispute

4.1                  This Agreement shall be performed and constructed in accordance with the laws and regulations of China.

4.2                  Any dispute in connection with this Agreement shall be settled by the Parties through friendly negotiations. Either Party requesting to settle any such dispute shall give the other Party a dated notice, stating occurrence and nature of the dispute. In the event that any such dispute cannot be settled through negotiations within 90 days as of the date of the said notice, either Party is entitled to submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing under its rules then in force. Arbitration award is final and binding upon the Parties.

4.3                  Commencement of arbitration proceeding shall not give rise to termination of this Agreement, and this Agreement shall remain in full force and effect until award is entered by arbitrators.

Chapter V Force majeure

5.1                  In the event that either Party hereto fails to fulfill its obligations hereunder in whole or in part as a result of any force majeure event (the term “force majeure event” means any event that is beyond control of the affected party, unforeseeable, unavoidable or insurmountable, occurs after the signing date, and that causes whole or partial performance of this Agreement on part of the party in question to become impossible or impractical objectively), fulfillment of such obligation shall be suspended as long as such force majeure event hinders such fulfillment.

5.2                  The Party alleging to be affected by a force majeure event shall notify the other Party of the occurrence of such force majeure event in writing as soon as possible, and shall, within fifteen days upon occurrence of such event, provide the other Party with proper evidence of such event and its duration. The Party alleging that its performance of this Agreement objectively becomes impossible or impractical as a result of a force majeure event has the duty to take any and all reasonable efforts to eliminate or mitigate influence of such event.

5.3                  Upon the occurrence of a force majeure event, the Parties shall immediately determine how to implement this Agreement through friendly negotiations. The Parties shall resume fulfillment of their own obligations hereunder immediately after termination or elimination of a force majeure event or its influence.

Chapter VI Liabilities for breach

6.1                  Unless otherwise agreed by the Parties, any Party shall be liable for any and all losses incurred to the other Party due to its violation of representations, warranties or undertakings it makes in this Agreement, and any other form of representation, warranty and undertaking it makes with respect to this issuance.

6.2                  Unless otherwise agreed by the Parties, any Party shall be liable for any and all losses incurred to the other Party due to its violation of or failure to fulfill any or all its obligations hereunder, including but not limited to failure of Party B to fulfill obligation of subscription hereunder, and failure of Party A to issue shares to Party B and to register such shares as agreed. However, actual or whole performance of this Agreement becoming impossible due to adjustment in the scheme for this issuance made by supervision authority including CSRC shall not constitute breach event on part of Party A, in which case Party A shall not bear any legal liability and Party B shall not impose such demand as claim onto Party A in any way.

6.3                  The Parties further agree that if Party B fails to fulfill its obligation of subscription hereunder in connection with this issuance, Party B shall be liable for liquidated damages to Party A. In the event that Party B fails to fully pay the subscription price under paragraph 2.4.1 hereof, it shall pay Party A the liquidated damages equal to (full subscription price payable by Party B hereunder - subscription price actually paid by Party B) x 100%. For avoidance of doubt, where Party B pays a portion of subscription price, and Party A determines to thoroughly disqualify Party B for subscription under paragraph 2.4.2 hereof, and for the sole purpose of calculating the liquidated damages set out herein, that portion of subscription price paid by Party B shall be still be deemed as “subscription price actually paid by Party B” under this provision.

6.4                  Liquidated damages agreed in paragraph 6.3 hereof shall be paid within 10 business days as of the date on which Party A issues the written notice to Party B; and deposit paid by Party B and interest accrued thereon, and subscription price shall be applied to offset liquidated damages payable by Party B prior to refund by Party A (deposit and deposit interest shall be firstly applied to offset liquidated damages), and if the said deposit, deposit interest and subscription price are insufficient to cover the liquidated damages, Party B shall pay the amount difference.

6.5                  Party B’s payment of liquidated damages under paragraphs 6.3 and 6.4 hereof shall not relieve Party B from its compensation liability under paragraphs 6.1 and 6.2 hereof.

6.6                  Liquidated damages and amount of other compensation borne by any Party shall in no event exceed fifteen percent of the subscription price agreed herein.

Chapter VII Formation, coming into force and termination

7.1                  This Agreement is formed after being signed and affixed with common seals by legal representatives or duly-authorized representatives of the Parties. Provisions of this Agreement, other than paragraph 2.5, Chapter III, Chapter IV, Chapter V, paragraph 6.1 and paragraph 6.6, Chapter VII and Chapter VIII which shall come into force as of the date of formation of this Agreement, shall come into force only if the following conditions are all satisfied, and the completion dates of the following events shall be effective date of this Agreement, whichever comes later:

7.1.1        This agreement has been executed by the Parties;

7.1.2        This issuance has been approved by the board of directors and shareholders’ meeting of Party A;

7.1.3        This issuance has been approved by SASAC;

7.1.4        This issuance has been approved by CSRC.

7.2                  This agreement shall terminate if:

7.2.1        this agreement is terminated due to arbitration award;

7.2.2        the Parties unanimously agree to terminate this agreement, for which the Parties sign a written agreement;

7.2.3        this agreement is terminated when its performance becomes impossible due to any force majeure;

7.2.4        If SASAC, CSRC, or the board of directors or shareholders’ meeting of the Issuer adjusts subscription price or pricing method of shares under this issuance, and the Parties fails to reach consensus and sign a written supplementary agreement in connection with the subscription price or pricing method within 30 days as of the date on which such adjustment or decision is made, this agreement shall automatically terminate upon expiration of the said 30 days, in which case neither Party shall bear liability for breach;

7.2.5        Where this issuance is still not completed on the expiration date of 12 months following execution of this agreement (“Final Deadline Date”), either Party is entitled to notify the other Party of terminating this Agreement in writing, provided that if failure to complete this issuance on and before the final deadline date is mainly caused by material breach of this Agreement on part of any Party and if such Party fails to promptly take effective remedial actions, such Party is not entitled to the right of unilaterally terminating this Agreement as set forth in this provision;

7.2.6        Other circumstances in which this Agreement shall terminate as required by laws.

Chapter VIII Miscellaneous

8.1                  Each Party shall bear its payable taxes and duties (including stamp duty and other taxes) incurred or caused by this issuance in accordance with applicable laws of China. If payment of any such tax and duty is not provided in the applicable law, the incurring Party shall be liable for such tax and duty.

8.2                  Unless otherwise required by applicable laws, listing rules of SSE or competent governmental authority, after execution of this Agreement, either Party is obliged to keep matters hereunder and trade secret and other documentations of the other Party it knows due to this issuance in confidence without prior written exemption of the other Party, whether this issuance contemplated hereunder is completed or not, and whether this agreement is terminated, canceled, withdrawn, deemed to be invalid or has been performed or not.

8.3                  Any notice or correspondence specified under or connected with this Agreement shall be in writing, and shall be delivered by hands, facsimile or express mail service. Unless specially indicated in the notice issued by the other Party, notice to each Party shall be given to the address and contact person set forth below:

Party A: China United Network Communications Limited

Address: ***

Addressee: ***

Tel: ***

Email: ***

Party B: Suqian Jingdong Sanhong Enterprise Management Center (Limited Partnership)

Address: ***

Addressee: ***

Phone: ***

Email: ***

8.4                  Any amendment to this Agreement shall be invalid unless agreed and signed by the Parties in writing. The Parties agree that if CSRC directs to adjust contents of this Agreement and/or other issues connected with this issuance in the course of its review of this issuance, the Parties shall make their commercially reasonable efforts to negotiate with each other, sign a written supplementary agreement provided that they reach a consensus, and shall provide coordination to perform the relevant internal and external approval procedures (if needed).

8.5                  If any provision of this Agreement, upon its execution, is held by an arbitration agency with jurisdiction to be invalid or unenforceable, or becomes invalid or unenforceable due to legislation after upon execution of this Agreement, the remaining provisions of this Agreement shall not be affected.

8.6                  Either Party shall not transfer any of its rights and obligations under this Agreement without prior written consent of the other Party.

8.7                  Failure of either Party to exercise any of its rights hereunder within the time limit agreed herein shall neither constitute or be constructed as waiver of such right nor affect future exercise of such right on part of such party in any aspect.

8.8                  The headings in this Agreement are inserted for convenience only and shall not be used in any other construction intended to affect contents of this Agreement.

8.9                  This Agreement is written in Chinese, and this Agreement is signed in eight originals, each of which shall have the same legal effects. Each Party shall hold one original respectively, and the remaining originals shall be retained for the purpose of governmental approval, registration or filing.

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(This page is intentionally left bank and it is execution page of the Conditional Share Subscription Agreement by and between China United Network Communications Limited and Suqian Jingdong Sanhong Enterprise Management Center (Limited Partnership)).

Party A: China United Network Communications Limited (seal)

Legal representative or duly-authorized representative:	/s/ WEN Ningrui

(This page is intentionally left bank and it is execution page of the Conditional Share Subscription Agreement by and between China United Network Communications Limited and Suqian Jingdong Sanhong Enterprise Management Center (Limited Partnership)).

Party B: Suqian Jingdong Sanhong Enterprise Management Center (Limited Partnership) (seal)

Executive partner: Jiangsu Jingdong Bangneng Investment Management Co., Ltd.

Authorized representative:	/s/ Zhang Fang